Exhibit 99.1

Texas Roadhouse, Inc. Announces First Quarter 2022 Results

LOUISVILLE, KY. (May 5, 2022) – Texas Roadhouse, Inc. (NasdaqGS: TXRH), today announced financial results for the 13 weeks ended March 29, 2022.

Financial Results

Financial results for the 13 weeks ended March 29, 2022 and March 30, 2021 were as follows:

	First Quarter
($000's)	2022	2021	% change
Total revenue	$987,486	$800,629	23.3%
Income from operations	90,138	80,927	11.4%
Net income	75,202	64,150	17.2%
Diluted earnings per share	$1.08	$0.91	18.5%

Results for the first quarter, as compared to the prior year as applicable, included the following:

•	Comparable restaurant sales increased 16.0% at company restaurants and increased 20.4% at domestic franchise restaurants;

•	Average weekly sales at company restaurants were $132,263 of which 14.8% were to-go sales as compared to average weekly sales of $114,201 of which 22.3% were to-go sales in the prior year;

•	Restaurant margin, as a percentage of restaurant and other sales, decreased 213 basis points to 16.4%. Restaurant margin was negatively impacted by commodity inflation of 17.0%, primarily due to higher protein costs, partially offset by the benefit of an increase in comparable restaurant sales. Restaurant margin dollars increased 9.2% to $161.2 million from $147.6 million in the prior year;

•	Diluted earnings per share increased to $1.08 from $0.91 in the prior year primarily due to higher restaurant margin dollars;

•	Three company restaurants and two international franchise restaurants were opened;

•	The Company repurchased 1,060,618 shares of common stock for $84.7 million; and,

•	The Company ended the quarter with $325.7 million of cash on hand and continued to maintain debt of $100 million.

Jerry Morgan, Chief Executive Officer of Texas Roadhouse, Inc. commented, “We continue to be very pleased with the sales levels that are being generated thanks to the hard work of our operators. While higher costs are impacting our bottom line, we remain focused on what we can control – providing legendary food and legendary service each and every shift.”

Morgan continued, “Our healthy cashflow continues to allow us to grow our brands through new store development. We also repurchased over one million shares of our common stock this quarter, which is our most significant buyback since before the pandemic. We believe our new store growth, share buybacks and the continued growth in our dividends reflect the on-going commitment to our shareholders.”

Franchise Acquisitions

On the first day of the 2022 fiscal year, the Company completed the acquisition of seven franchise restaurants in South Carolina and Georgia for an aggregate purchase price of $26.4 million.

Share Repurchases

On March 17, 2022, the Company’s Board of Directors approved a stock repurchase program under which the Company may repurchase up to $300.0 million of its common stock. This program has no expiration date and replaces a previous stock repurchase program. As of March 29, 2022, $295.0 million remained under the new authorized stock repurchase program. During the first five weeks of the second quarter of fiscal 2022, the Company repurchased 351,820 shares of common stock for $29.2 million.

2022 Outlook

Comparable restaurant sales at company restaurants for the first five weeks of the second quarter of fiscal 2022 increased 9.3% compared to the prior year.

Management reiterated the following expectations for 2022:

•	Positive comparable restaurant sales growth including a menu price increase of 3.2% that was implemented in April;

•	Approximately 25 Texas Roadhouse and Bubba's 33 company restaurant openings;

•	Store week growth of approximately 6.5%, including the impact of the seven franchise locations acquired;

•	Commodity cost inflation of 12% to 14% for the year;

•	Wage and other labor inflation of approximately 7%;

•	An effective income tax rate of approximately 15% excluding the impact of any legislative changes enacted; and,

•	Total capital expenditures of approximately $230 million including as many as five relocations.

Non-GAAP Measures

The Company prepares the consolidated financial statements in accordance with U.S. generally accepted accounting principles (“GAAP”). Within the press release, the Company makes reference to restaurant margin (in dollars and as a percentage of restaurant and other sales). Restaurant margin represents restaurant and other sales less restaurant-level operating costs, including food and beverage costs, labor, rent and other operating costs. Restaurant margin should not be considered in isolation, or as an alternative, to income from operations. This non-GAAP measure is not indicative of overall company performance and profitability in that this measure does not accrue directly to the benefit of shareholders due to the nature of the costs excluded. Restaurant margin is widely regarded as a useful metric by which to evaluate restaurant-level operating efficiency and performance. In calculating restaurant margin, the Company excludes certain non-restaurant-level costs that support operations, including pre-opening and general and administrative expenses, but do not have a direct impact on restaurant-level operational efficiency and performance. The Company also excludes depreciation and amortization expense, substantially all of which relates to restaurant-level assets, as it represents a non-cash charge for the investment in restaurants. The Company also excludes impairment and closure expense as it believes this provides a clearer perspective of ongoing operating performance and a more useful comparison to prior period results. Restaurant margin as presented may not be comparable to other similarly titled measures of other companies in the industry. A reconciliation of income from operations to restaurant margin is included in the accompanying financial tables.

Conference Call

Texas Roadhouse, Inc. is hosting a conference call today, May 5, 2022, at 5:00 p.m. Eastern Time to discuss these results. The call will be webcast live from the investor relations portion of the Company's website at www.texasroadhouse.com. Listeners may also access the call by dialing (888) 440-5667 or (646) 960-0476 for international calls and referencing the Texas Roadhouse, Inc. First Quarter 2022 Earnings. A replay of the call will be available until May 12, 2022, by dialing (800) 770-2030 or (647) 362-9199 for international calls.

About the Company

Texas Roadhouse, Inc. is a growing restaurant company operating predominantly in the casual dining segment that first opened in 1993 and today has grown to over 670 restaurants system-wide in 49 states and ten foreign countries. For more information, please visit the Company’s Web site at www.texasroadhouse.com.

Forward-looking Statements

Certain statements in this release are forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended. These statements include, but are not limited to, statements related to the potential impact of the COVID-19 pandemic, including reinstated dining room capacity restrictions or closures, and other non-historical statements. Such statements are based upon the current beliefs and expectations of the management of Texas Roadhouse. Actual results may vary materially from those contained in forward-looking statements based on a number of factors including, without limitation, conditions beyond its control such as weather, natural disasters, disease outbreaks, epidemics or pandemics impacting customers or food supplies; labor or supply chain shortages or limited availability of staff or product needed to meet our business standards; food safety and food-borne illness concerns; and other factors disclosed from time to time in its filings with the U.S. Securities and Exchange Commission. Accordingly, there are or will be important factors that could cause actual outcomes or results to differ materially from those indicated in these statements. These factors include but are not limited to those described under “Part I—Item 1A. Risk Factors” of the Annual Report on Form 10-K for the fiscal year ended December 28, 2021. These factors should not be construed as exhaustive and should be read in conjunction with other filings with the Securities and Exchange Commission. Investors should take such risks into account when making investment decisions. Shareholders and other readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. The Company undertakes no obligation to update any forward-looking statements, except as required by applicable law.

# # #

Contacts:

Investor Relations	Media
Michael Bailen	Travis Doster
(502) 515-7298	(502) 638-5457

Texas Roadhouse, Inc. and Subsidiaries

Condensed Consolidated Statements of Income

(in thousands, except per share data)

(unaudited)

	13 Weeks Ended
	March 29, 2022	March 30, 2021
Revenue:
Restaurant and other sales	$980,972	$794,923
Franchise royalties and fees	6,514	5,706
Total revenue	987,486	800,629

Costs and expenses:
Restaurant operating costs (excluding depreciation and amortization shown separately below):
Food and beverage	337,396	251,482
Labor	321,871	258,036
Rent	16,368	14,452
Other operating	144,154	123,379
Pre-opening	4,291	4,268
Depreciation and amortization	33,620	30,869
Impairment and closure, net	(646)	504
General and administrative	40,294	36,712
Total costs and expenses	897,348	719,702
Income from operations	90,138	80,927
Interest expense, net	397	1,460
Equity income (loss) from investments in unconsolidated affiliates	334	(217)
Income before taxes	90,075	79,250
Income tax expense	12,747	12,820
Net income including noncontrolling interests	77,328	66,430
Less: Net income attributable to noncontrolling interests	2,126	2,280
Net income attributable to Texas Roadhouse, Inc. and subsidiaries	$75,202	$64,150

Net income per common share attributable to Texas Roadhouse, Inc. and subsidiaries:
Basic	$1.09	$0.92
Diluted	$1.08	$0.91

Weighted average shares outstanding:
Basic	69,086	69,637
Diluted	69,373	70,137
Cash dividends declared per share	$0.46	$-

Texas Roadhouse, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(in thousands)

(unaudited)

	March 29, 2022	December 28, 2021
Cash and cash equivalents	$325,723	$335,645
Other current assets, net	100,264	227,880
Property and equipment, net	1,181,707	1,162,441
Operating lease right-of-use assets, net	605,146	578,413
Goodwill	144,334	127,001
Intangible assets, net	6,848	1,520
Other assets	73,298	79,052

Total assets	$2,437,320	$2,511,952

Other current liabilities	541,774	602,144
Operating lease liabilities, net of current portion	649,069	622,892
Long-term debt	100,000	100,000
Other liabilities	111,218	113,432
Texas Roadhouse, Inc. and subsidiaries stockholders' equity	1,019,780	1,058,124
Noncontrolling interests	15,479	15,360

Total liabilities and equity	$2,437,320	$2,511,952

Texas Roadhouse, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

(in thousands)

(unaudited)

	13 Weeks Ended
	March 29, 2022	March 30, 2021
Cash flows from operating activities:
Net income including noncontrolling interests	$77,328	$66,430
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	33,620	30,869
Share-based compensation expense	9,120	9,908
Deferred income taxes	2,630	1,025
Other noncash adjustments, net	1,187	1,166
Change in working capital	63,884	68,615
Net cash provided by operating activities	187,769	178,013

Cash flows from investing activities:
Capital expenditures - property and equipment	(49,029)	(38,666)
Acquistion of franchise restaurants, net of cash acquired	(26,437)	-
Proceeds from sale of property and equipment	2,188	-
Proceeds from sale leaseback transactions	-	2,192
Net cash used in investing activities	(73,278)	(36,474)

Cash flows from financing activities:
Repurchase of shares of common stock	(84,705)	-
Dividends paid	(31,795)	-
Other financing activities, net	(7,913)	(9,048)
Net cash used in financing activities	(124,413)	(9,048)

Net (decrease) increase in cash and cash equivalents	(9,922)	132,491
Cash and cash equivalents - beginning of period	335,645	363,155
Cash and cash equivalents - end of period	$325,723	$495,646

Texas Roadhouse, Inc. and Subsidiaries

Reconciliation of Income from Operations to Restaurant Margin

(in thousands)

(unaudited)

	13 Weeks Ended
	March 29, 2022	March 30, 2021
Income from operations	$90,138	$80,927

Less:
Franchise royalties and fees	6,514	5,706

Add:
Pre-opening	4,291	4,268
Depreciation and amortization	33,620	30,869
Impairment and closure, net	(646)	504
General and administrative	40,294	36,712

Restaurant margin	$161,183	$147,574

Restaurant margin (as a percentage of restaurant and other sales)	16.4%	18.6%

Texas Roadhouse, Inc. and Subsidiaries

Supplemental Financial and Operating Information

($ amounts in thousands, except weekly sales by group)

(unaudited)

	First Quarter
	2022	2021	Change
Restaurant openings
Company - Texas Roadhouse	3	2	1
Company - Bubba's 33	0	1	(1)
Company - Jaggers	0	0	0
Franchise - Texas Roadhouse - U.S.	0	0	0
Franchise - Texas Roadhouse - International	2	0	2
Total	5	3	2

Restaurant acquisitions/dispositions
Company - Texas Roadhouse	7	0	7
Franchise - Texas Roadhouse - U.S.	(7)	0	(7)

Restaurants open at the end of the quarter
Company - Texas Roadhouse	536	505	31
Company - Bubba's 33	36	32	4
Company - Jaggers	4	3	1
Franchise - Texas Roadhouse - U.S.	63	69	(6)
Franchise - Texas Roadhouse - International	33	28	5
Total	672	637	35

	First Quarter
	2022	2021	Change
Company restaurants (all concepts)
Restaurant and other sales	$980,972	$794,923	23.4%
Store weeks	7,456	6,995	6.6%
Comparable restaurant sales (1)	16.0%	18.5%

Restaurant operating costs (as a % of restaurant and other sales)
Food and beverage costs	34.4%	31.6%	276	bps
Labor	32.8%	32.5%	35	bps
Rent	1.7%	1.8%	(15	)bps
Other operating	14.7%	15.5%	(83	)bps
Total	83.6%	81.4%	213	bps

Restaurant margin	16.4%	18.6%	(213	)bps

Restaurant margin ($ in thousands)	$161,183	$147,574	9.2%
Restaurant margin $/Store week	$21,618	$21,097	2.5%

Texas Roadhouse restaurants only:
Store weeks	6,936	6,551	5.9%
Comparable restaurant sales	15.8%	18.3%
Average unit volume (2)	$1,745	$1,509	15.6%
Weekly sales by group:
Comparable restaurants (498 and 473 units)	$134,422	$116,816
Average unit volume restaurants (20 and 18 units)	$129,143	$96,780
Restaurants less than 6 months old (18 and 14 units)	$140,535	$117,833

Bubba's 33 restaurants only:
Store weeks	468	405	15.6%
Comparable restaurant sales	21.3%	24.1%
Average unit volume (2)	$1,398	$1,151	21.5%
Weekly sales by group:
Comparable restaurants (30 and 25 units)	$107,387	$91.663
Average unit volume restaurants (4 and 5 units)	$108,771	$72,742
Restaurants less than 6 months old (2 and 2 units)	$140,855	$75,610

Franchise restaurants
Franchise royalties and fees	$6,514	$5,706	14.2%
Store weeks	1,237	1,261	(1.9)%
Comparable restaurant sales	22.9%	13.2%
U.S. franchise restaurants only:
Comparable restaurant sales	20.4%	15.2%
Average unit volume	$1,810	$1,552	16.7%

(1)  Comparable restaurant sales reflect the change in year-over-year sales for restaurants open a full 18 months before the beginning of the period, excluding sales from restaurants permanently closed during the period.

(2)  Average unit volume includes sales from restaurants open for a full six months before the beginning of the period, excluding sales from restaurants permanently closed during the period.

Amounts may not foot due to rounding.